Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated June 29, 2016 relating to the consolidated financial statements of Bionik Laboratories Corp. consisting of the consolidated balance sheets as of March 31, 2016 and 2015 and December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity (deficiency), and cash flows for the three month period and year ended March 31, 2016, the year ended December 31, 2015 and the nine month period ended December 31, 2014. We additionally consent to the reference to our firm under the heading “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1.

Signed:

Mississauga, Ontario

December 13, 2016